PEDIATRX RELEASES DATA ON COPAY ASSISTANCE PROGRAMS IN ONCOLOGY

Oncologists report that patient out-of-pocket costs can impact form of dosage

CALIFON, NJ – May 5, 2011

PediatRx, Inc. (OTCBB: PEDX), a hospital specialty company with a focus on oncology supportive care, released poll data today showing that 98% of physician respondents said at least some of their patients are using co-pay assistance programs for cancer-related prescription medications. The poll was conducted by PediatRx in collaboration with Sermo and all respondents were either oncologists or other physician specialists who treat patients with cancer.

Co-pay assistance programs can provide financial assistance to insured, as well as uninsured, patients to help cover patient out-of-pocket expenses for prescription medications.

Nearly 2 out of every 3 oncologists polled said that 20% or more of their patients are using co-pay assistance programs for their cancer-related prescriptions.*

PediatRx markets GRANISOL, the only once-daily FDA-approved oral solution of granisetron, a medication used to prevent nausea and vomiting in patients undergoing chemotherapy or radiotherapy for cancer. PediatRx offers a co-pay assistance program that can help non-Medicaid or non-Medicare patients pay for GRANISOL. This program, “GRANI Cares,” covers the cost of the copay for the patient, has no income ceiling, and has no limit on the number of prescriptions that qualify.

The poll also addressed costs of anti-nausea therapies. Three out of 4 participating oncologists reported that they would switch patients currently taking an intravenous or an oral anti-nausea agent to the oral solution if there were no out-of-pocket costs for the oral solution. This finding emphasizes the importance of minimizing patient out-of-pocket costs on physician prescribing of oral formulations if available.

Co-pay assistance programs, like GRANI Cares, can provide patient access to cancer-related prescription medications. “If patients cannot afford their medication and do not fill their prescription, then the medication cannot help them. That’s why we developed GRANI Cares--to help patients get access to GRANISOL to prevent uncomfortable nausea and vomiting,” said Dr. Cameron Durrant, the founder of PediatRx.

The poll questions were conducted using Sermo, the largest active social network of verified US physicians.

*12% (n=12) said 60-100% of their patients use co-pay assistance program, while 22% (n=22) said 40-60%, 29% (n=30) said 20-40%, 35% (n=36) said 1-20%, and 2% (n=2) said none of their patients use co-pay assistance programs.

For the PediatRx co-pay program for GRANISOL, GRANI Cares, please visit: http://www.121hm.com/offers/granisol

For disclaimer information, visit: http://www.121hm.com/offers/granisol/tandc.html

GRANISOL is indicated for the prevention of:

  Nausea and vomiting associated with initial and repeat courses of emetogenic cancer therapy, including high-dose cisplatin.
  Nausea and vomiting associated with radiation, including total body irradiation and fractionated abdominal radiation.

For full prescribing information, visit: http://www.pediatrx.com/products/pdf/granisol_pi.pdf

Selected Safety Information

  GRANISOL is contraindicated in patients with known hypersensitivity to the drug or any of its components.
  QT prolongation has been reported with granisetron. Therefore, GRANISOL Oral Solution should be used in caution with patients with pre-existing arrhythmias or cardiac conduction disorders, as this might lead to clinical consequences. Patients with cardiac disease, on cardio-toxic chemotherapy, with concomitant electrolyte abnormalities and/or on concomitant medications that prolong the QT interval are particularly at risk.
  Safety and effectiveness in pediatric patients have not been established.
  The most common side effects observed with administration of granisetron were headache, asthenia, constipation, diarrhea, dyspepsia, and abdominal pain.

For further information related to material contained in this release, please contact Holmes World Media Inc., +1 512 981 7369

About PediatRx, Inc..

PediatRx, Inc. (www.pediatrx.com) is a hospital specialty pharmaceutical company which focuses on treatments for patients suffering from serious conditions requiring hospitalization. PediatRx trades on the OTCBB under the ticker symbol PEDX.

About Sermo
Sermo is the largest online physician community, where over 120,000 physicians collaborate to improve patient care. Sermo provides access to its community for clients that need fast, actionable insights.

Further Information

PediatRx Inc.
Research & Business Development
Email: info@pediatrx.com

Shareholder Relations
+1 908 975 0753
Email: ir@pediatrx.com

Sermo Contact:
Jon Michaeli
Sermo, Inc.
P: 617-497-1110
E: jmichaeli@sermo.com